EXHIBIT 3(ii)

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                          CLEARWORKS TECHNOLOGIES, INC.

      ClearWorks Technologies, Inc. a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

      DOES HEREBY CERTIFY:

      1. That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:

            RESOLVED, that the Certificate of Incorporation of ClearWorks Technologies, Inc. be amended by changing Article One thereof so that, as amended, said Article shall be and read as follows:

            "The name of this corporation (hereinafter called "Corporation" is ClearWorks.net, Inc."

      2. That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, ClearWorks Technologies, Inc. has caused this Certificate to be signed by Shannon D. McLeroy, its President, and attested by Celia Figueroa, its Secretary, and its corporate seal to be affixed hereto this 27th day of April, 1999.

                                          CLEARWORKS TECHNOLOGIES, INC.

[Corporate Seal]

                                          By:/S/SHANNON D. MCLEROY
                                                Shannon D. McLeroy
                                                President

Attest:/S/CELIA FIGUEROA
          Celia Figueroa
          Secretary